EXHIBIT 99.1

PRESS RELEASE
August 4, 2026

Arrowhead Pharmaceuticals Reports Fiscal 2026 Third Quarter Results
Conference Call and Webcast Today, August 4, 2026 at 4:30 p.m. ET

PASADENA, Calif., August 4, 2026 — Arrowhead Pharmaceuticals, Inc. (NASDAQ: ARWR) today announced financial results for its fiscal 2026 third quarter ended June 30, 2026. The Company is hosting a conference call today, August 4, 2026, at 4:30 p.m. ET to discuss the results.

“The recent period for Arrowhead included transformational events that support continued growth,” said Christopher Anzalone, Ph.D., President and CEO at Arrowhead Pharmaceuticals. “We recently announced topline results from the SHASTA-3 and SHASTA-4 studies supporting our continued belief that plozasiran is a best-in-class molecule for patients with a spectrum of triglyceride disorders. Based on these promising results, we acquired a priority review voucher (PRV) that potentially accelerates the process of bringing this important new medicine to patients. On the commercial front, REDEMPLO continued to demonstrate growing momentum and penetration with physicians and patients with familial chylomicronemia syndrome. Lastly, we made strong progress across our broad pipeline of RNAi therapeutic candidates at various stages of development, expanding the opportunity to help patients in diverse disease areas.”

Key REDEMPLO® Commercial Events

•U.S. REDEMPLO launch continued to build momentum during the quarter. Key progress included:
◦REDEMPLO prescription volume roughly doubled during the fiscal third quarter.
◦More than 400 unique practitioners have now prescribed REDEMPLO, with the specialty mix led by preventive cardiology and endocrinology.
◦REDEMPLO now has favorable policies in place for the most significant U.S. payers and overall coverage is progressing at a fast trajectory.
•Announced marketing authorizations of REDEMPLO in two new territories:
◦The European Commission (EC) formally granted marketing authorization for REDEMPLO as an adjunct to diet to reduce triglyceride levels in adult patients with FCS. REDEMPLO is the first and only siRNA medicine authorized by the EC for adults with FCS, diagnosed either by the presence of clinical criteria or genetic testing.
◦The Australian Therapeutic Goods Administration (TGA) approved REDEMPLO, as an adjunct to diet to reduce triglyceride levels for adult patients with FCS in Australia.
Key R&D Events
•Announced topline results for the global Phase 3 SHASTA-3 and SHASTA-4 clinical studies of plozasiran in patients with severe hypertriglyceridemia (sHTG). Detailed results will be presented as a HOT LINE Late Breaker at the European Society of Cardiology (ESC) Congress on August 30, 2026.
◦SHASTA-3 and SHASTA-4 successfully met the primary endpoint of triglyceride reduction versus placebo and met all prespecified secondary endpoints in both studies.
◦Deep, durable, and consistent median triglyceride reductions of 79% and 81% from baseline were observed in SHASTA-3 and SHASTA-4, respectively.

◦Statistically significant 78% reduction in acute pancreatitis (AP) events versus placebo was observed across the entire sHTG study population, with an unprecedented 100% event reduction in patients with triglycerides above 880 mg/dL and a prior medical history of AP, widely considered to be at the highest risk for AP.
◦Continued and consistent safety and tolerability profile was demonstrated with no new safety signals and a favorable liver safety profile.
•Announced that the Company completed enrollment in the global Phase 3 YOSEMITE clinical trial of zodasiran, the Company’s investigational RNA interference (RNAi) therapeutic being developed as a potential treatment for homozygous familial hypercholesterolemia (HoFH), a rare genetic condition that leads to severely elevated low-density lipoprotein cholesterol (LDL-C) and early-onset cardiovascular disease.
◦The Company anticipates that YOSEMITE will be completed in mid-2027 and, pending successful clinical results, intends to seek regulatory approval in multiple geographies thereafter.
◦YOSEMITE was initially designed to enroll 60 participants with HoFH; however, strong global patient and physician interest led to an increase in target enrollment to 70 patients.
•Presented interim results at the European Association for the Study of the Liver Congress (EASL 2026) from a Phase 1/2a clinical trial of ARO-INHBE, the company’s investigational RNA interference (RNAi) therapeutic being developed as a potential treatment for obesity and metabolic dysfunction-associated steatohepatitis (MASH).
◦The interim data demonstrate that ARO-INHBE treatment led to clinically meaningful reductions in liver fat as a monotherapy and in combination with low-dose tirzepatide, a GLP-1/GIP receptor co-agonist, in adults with obesity.
•Reported new positive plozasiran clinical data in two oral presentations at the 94th European Atherosclerosis Society (EAS) Congress. The data support plozasiran use in patients with moderate-to-severe renal impairment or moderate hepatic impairment without the need for dose adjustment and suggests that preconception exposure to plozasiran may be associated with sustained lowering of fasting triglyceride levels through the term of a pregnancy.
Key Corporate Events
•Acquired a U.S. Food and Drug Administration (FDA) priority review voucher, which the company intends to use with its upcoming plozasiran sNDA submission, anticipated before the end of 2026, to potentially expand the approved indication to include patients with severe hypertriglyceridemia (sHTG).
◦A Priority Review designation accelerates FDA’s goal to take action on an application within 6 months, compared to 10 months under standard review.
•Announced an exclusive worldwide license agreement with Madrigal Pharmaceuticals for ARO-PNPLA3, Arrowhead’s clinical stage RNAi therapeutic designed to reduce liver expression of patatin-like phospholipase domain containing 3 (PNPLA3) as a potential treatment for patients with metabolic dysfunction-associated steatohepatitis (MASH).
◦Under the terms of the agreement, Madrigal has made a $25 million upfront payment to Arrowhead. Arrowhead is also eligible to receive development, regulatory, and sales milestone payments of up to $975 million. Arrowhead is further eligible to receive tiered royalties on commercial sales ranging from high-single digits to mid-teens.
◦In a Phase 1 single-ascending dose clinical study, ARO-PNPLA3 achieved encouraging results, including a dose-dependent mean reduction in liver fat of up to 40% in patients homozygous for the I148M mutation, demonstrated no apparent treatment emergent increases in triglycerides or LDL-cholesterol, and had a positive safety and tolerability profile at all doses studied.
Webcast and Conference Call and Details
Investors may access a live audio webcast on the Events and Presentations page under the Investors section of the Arrowhead website. A replay of the webcast will be available approximately two hours after the conclusion of the call.

For analysts that wish to participate in the conference call, please register at https://register-conf.media-server.com/register/BIe3d7a8269de14d348890ebe006a5b6a1. Once registered, you will receive the dial-in number and a personalized PIN code that will be required to access the call.

Selected Fiscal 2026 Third Quarter Financial Results

ARROWHEAD PHARMACEUTICALS, INC.
CONSOLIDATED CONDENSED FINANCIAL INFORMATION
(in thousands, except per share amounts)

	Three months Ended June 30,
OPERATING SUMMARY	2026	2025
	(Unaudited)
Revenue	$75,253	$27,767
Operating Expenses:
Research and development	198,223	162,368
Selling, general and administrative	47,123	30,949
Total operating expenses	245,346	193,317
Operating loss	(170,093)	(165,550)
Total other expense	(8,812)	(13,539)
Loss before income tax expense and noncontrolling interest	(178,905)	(179,089)
Income tax expense (benefit)	11	(437)
Net loss including noncontrolling interest	(178,916)	(178,652)
Net income (loss) attributable to noncontrolling interest, net of tax	15,364	(3,411)
Net loss attributable to Arrowhead Pharmaceuticals, Inc.	$(194,280)	$(175,241)

Net loss per share attributable to Arrowhead Pharmaceuticals, Inc. - Diluted	$(1.36)	$(1.26)
Weighted-average shares used in calculating - Diluted	143,378	139,039

	June 30, 2026	September 30, 2025
FINANCIAL POSITION SUMMARY	(unaudited)
Cash, cash equivalents and restricted cash	$19,685	$88,706
Available-for-sale securities, at fair value	1,547,201	692,818
Total cash resources (Cash, cash equivalents and restricted cash and Available-for-sale securities, at fair value)	1,566,886	781,524
Other current and long-term assets	545,127	603,771
Total Assets	$2,112,013	$1,385,295

Liability related to the sale of future royalties	$392,512	$367,397
Credit Facility	181,366	254,883
Deferred revenue	126,339	2,399
Convertible notes, net	682,707	—
Other liabilities	263,048	257,200
Total Liabilities	$1,645,972	$881,879

Total Arrowhead Pharmaceuticals, Inc. Stockholders' Equity	465,529	466,052
Noncontrolling Interest	512	37,364
Total Noncontrolling Interest and Stockholders' Equity	$466,041	$503,416
Total Liabilities, Noncontrolling Interest and Stockholders' Equity	$2,112,013	$1,385,295

Shares Outstanding	141,135	135,702

About REDEMPLO® (plozasiran)
REDEMPLO (plozasiran) is currently approved by the U.S. Food and Drug Administration, Health Canada, China’s National Medical Products Administration, the Australian Therapeutic Goods Administration, and by the European Commission as an adjunct to diet to reduce triglycerides for adults with FCS. REDEMPLO is the first and only siRNA treatment approved in these countries to be studied in both clinically diagnosed and genetically confirmed patients living with FCS.
REDEMPLO is designed to suppress the production of apolipoprotein C-III (APOC3), a protein produced in the liver that raises triglyceride levels by slowing their breakdown and clearance. By targeting APOC3 with sustained silencing, REDEMPLO delivers significant reductions in triglyceride levels. REDEMPLO is self-administered via subcutaneous injection once every three months.
REDEMPLO has been granted Orphan Medicinal Product Designation by the EMA for the treatment of patients with FCS, and Breakthrough Therapy Designation, Fast Track Designation, and Orphan Drug Designation by the U.S. FDA for the treatment of patients with FCS and was also granted Breakthrough Therapy designation by the U.S. FDA in severe hypertriglyceridemia.
Sanofi acquired the rights to develop and commercialize REDEMPLO in Greater China, with Arrowhead retaining rights to REDEMPLO in all geographies, outside of Greater China.
For more information about REDEMPLO, visit Our Medicines.
About Arrowhead Pharmaceuticals
Arrowhead Pharmaceuticals (NASDAQ: ARWR) is a commercial-stage pharmaceutical company developing medicines that treat intractable diseases by silencing the genes that cause them, harnessing the natural RNA interference (RNAi) mechanism. The company has built a broad portfolio of clinical and commercial RNAi therapeutics through its industry-leading targeted RNAi molecule (TRiM™) platform, which can precisely silence genes in a wide range of cell types, including liver, lung, muscle, adipose, and central nervous system tissue. At Arrowhead, we rapidly advance potential best- and first-in-class RNAi treatments for diseases with significant unmet medical need, because every day matters to the patients we serve.
For more information, please visit www.arrowheadpharma.com, or follow us on X (formerly Twitter) at @ArrowheadPharma, LinkedIn, Facebook, and Instagram. To be added to the Company's email list and receive news directly, please visit http://ir.arrowheadpharma.com/email-alerts.
Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this release except for historical information may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “hope,” “intend,” “plan,” “project,” “could,” “estimate,” “target,” “forecast” or “continue” or the negative of these words or other variations thereof or comparable terminology are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, trends in our business, expectations for our product pipeline, products or product candidate or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our beliefs and expectations regarding the long-term impacts of REDEMPLO® (plozasiran) on patient health and the health care system; our beliefs and expectations regarding the pricing, value, or expected timing of regulatory approval and the availability of our drugs and drug candidates, including but not limited to plozasiran; and our beliefs and expectations around the potential uses and value of the TRiM™ platform. These statements are based upon our current expectations and speak only as of the date hereof. Actual results or outcomes may differ materially and adversely from those expressed in any forward-looking statements as a result of numerous factors and uncertainties including the safety and efficacy of our products and product candidates, pricing and reimbursement decisions related to our products, demand for our products, decisions of regulatory authorities and the timing thereof, the duration and impact of regulatory delays in our clinical programs, our ability to finance our operations, the likelihood and timing of the receipt of future milestone and licensing fees, the future success of our scientific studies, the timing for starting and completing clinical trials, rapid technological change in our markets, the enforcement of our intellectual property rights, and the other risks and uncertainties described in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities and Exchange Commission from time to time. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

Contacts:
Arrowhead Pharmaceuticals, Inc.
Vince Anzalone, CFA
626-304-3400
ir@arrowheadpharma.com

Investors:
LifeSci Advisors, LLC
Brian Ritchie
212-915-2578
britchie@lifesciadvisors.com

Media:
LifeSci Communications, LLC
Kendy Guarinoni, Ph.D.
724-910-9389
kguarinoni@lifescicomms.com

Source: Arrowhead Pharmaceuticals, Inc.
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